Exhibit 99.1

Longhai Steel Inc. Announces Record First Quarter 2012 Operating Results

Quarterly Net Income of $2.7 Million and EPS of $0.26

Ninth Consecutive Quarter of Positive Comparable Sales Growth

XINGTAI CITY, CHINA--(Marketwire -05/15/12)- Longhai Steel Inc. ("Longhai” or the “Company”) (OTCBB: LGHS.OB), a producer of high-quality steel wire products in the People's Republic of China, today announced that financial results for the three months ended March 31, 2012.

Q1 2012 Financial Highlights:

  Net revenues increased 7.5% year-over-year to $135.8 million

  Net Income increased 41.9% year-over-year to $2.7 million

  Gross profit margins increased by 100 basis points to 4.1%

  $0.26 earnings per share compared to $0.19 in Q1 2011

  TTM EPS of $1.19 vs. $1.00 in the comparable period a year ago

  $4.7 million cash and cash equivalents at March 31, 2012, equal to $0.47 per share

Steven Ross, Executive Vice President of Longhai Steel, began “We are pleased with the solid start to 2012. Q1 typically represents the slowest quarter of the year as many businesses in China are closed for an extended time to celebrate the Spring Festival. Nevertheless, we sold almost 15% more tonnage in the first quarter compared to a year ago. For a second consecutive quarter, we achieved meaningful margin expansion through positive operating leverage and higher sales contribution from higher margin products. Especially as our second production facility ramps toward full capacity, we expect to deliver strong growth in our sales and margins for the remainder of 2012.”

Financial Summary

million USD (except for EPS)	Q1 2012	Q1 2011	% Chg.
Net Sales	$135.8	$126.3	+7.5%
Gross Profit	$5.6	$3.9	+40.5%
Gross Margin	4.1%	3.1%	+32.4%
Operating Income	$4.2	$3.2	+34.3%
Net Income	$2.7	$1.9	+41.9%
EPS (Fully Diluted)	$0.26	$0.19	+36.8%

Three Months ended March 31, 2012

Consolidated net revenues for the three months ended March 31, 2012 was $135.8 million, an increase of approximately $9.5 million from $126.3 million in the corresponding period a year ago. Longhai sold 242,377 metric tons (“MT”) of steel in the first quarter of 2012 compared to 210,880 MT in the same period in 2011.

Gross profits was $5.6 million in the first quarter of 2012, representing a gross margin of 4.1% compared to $3.9 million and 3.1%, respectively, in the first quarter of 2011. The primary reason for the increase in gross profit dollars and margins was a higher spread between steel wire prices and steel billet prices, which represent more than 95% of the Company’s cost of goods sold.

Selling, general and administrative expenses were $0.6 million, 30.6% lower than $0.8 million in the first quarter of 2011. Operating income for the three months ended March 31, 2012 increased 34.3% to $4.2 million.

Net income attributable to Longhai common shareholders was $2.7 million compared to $1.9 million in the first quarter of 2011. Earnings per diluted share was $0.26 based on 10.3 million weighted average shares outstanding.

Longhai Steel had approximately $4.7 million of cash and cash equivalents at March 31, 2012 compared to $2.8 million at December 31, 2011. Cash flows from operations were $2.1 million for the first three months of 2012 as higher net income was offset by high inventories and advances to suppliers related to higher sales activity.

The Company had $8.3 million of short-term bank loans outstanding at March 31, 2012 compared to $3.6 million at December 31, 2011. Total shareholders equity increased to $60.7 million at March 31, 2012 from $57.5 million at December 31, 2011.

Business Updates

Longhai commenced production from its second facility in Xingtai, Hebei province, China in the fourth quarter of 2011. The new state-of-the art steel production facility is capable of producing higher-grade wire products used in various end markets, including steel-belted radial tires. Production in the first quarter of 2012 was limited due to factory closures related to Chinese New Year’s and the availability of higher quality steel billet. Longhai Group, a related party controlled by Longhai’s Chairman, is currently expanding its steel billet capacity at a mill adjacent to Longhai’s second production facility. Once this steel billet capacity expansion is complete by early-mid third quarter of 2012, Longhai will have access to sufficient steel billet supply to reach full operating capacity at its second facility.

About Longhai Steel Inc.

Longhai Steel Inc. is a leading producer of high-quality steel wire in eastern China, with annual capacity of 1.5 million metric tons. Longhai’s wire is manufactured into screws, nails, and wire mesh used for fencing and to reinforce concrete. Longhai recently expanded its production facility to include specialized applications such as steel wire rope, steel strand, steel belted radial tires, and steel welding rod. Demand is based on spending in the construction, automotive and infrastructure industries in China. Company website: www.longhaisteelinc.com.

Safe harbor statement

Certain statements in this news release are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. These forward-looking statements can be identified by terminology such as "anticipate," "believe," "could," "estimates," "expect," "future," "intends," "may," "plans," "should," "will," and similar statements.

The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding China's economic growth, general industry conditions including local supply and price of wire, environmental risks, Longhai 's business or growth strategy, Longhai's ability to achieve the new facility's production expectation; Longhai's ability to develop and produce higher margin products that achieve market acceptance; the success of Longhai 's investments, risks, and uncertainties regarding fluctuations in earnings, its ability to sustain its previous levels of profitability including its ability to manage growth, intense competition, wage increases in China, its ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, its ability to successfully complete and integrate potential acquisitions, withdrawal of governmental financial incentives, political instability and regional conflicts, and legal restrictions on raising capital or acquiring companies outside China. Although Longhai believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements. Although these expectations and the factors influencing them will likely change, we are under no obligation to inform you if they do. These and additional risks that could affect Longhai's future operating and financial results are more fully described in its filings with the U.S. Securities and Exchange Commission. These filings are available at www.sec.gov.

Longhai may, from time to time, make additional written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q, and 8-K, in its annual report to shareholders, in news releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Longhai does not undertake to update any forward-looking statements that may be made from time to time by or on its behalf, except as required by law.

LONGHAI STEEL INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$4,749,164	$2,765,153
Accounts receivable, net	952,169	905,232
Inventory, net	28,728,849	3,633,190
Advance to suppliers	43,836,473	27,183,336
Tax receivable	5,409,322	3,643,142
Prepaid expenses	-	10,881
Notes receivable	4,747,962	15,727
Other current assets	2,989,988	2,376,867
Current deferred tax assets	111,425	65,964
Due from related parties	5,604,530	32,844,632
Total current assets	97,129,882	73,444,124

Property, plant and equipment, net	21,871,099	22,514,658
Intangible assets, net	38,007	42,463
Non-current deferred tax assets	53,244	53,864
TOTAL ASSETS	$119,092,232	$96,055,109

LIABILITIES
Current Liabilities
Short term borrowings	4,699,691	-
Accounts payable	$8,706,523	$8,093,254
Advance from customers	32,651,257	19,269,063
Income tax payable	7,497,104	6,467,260
Tax payable	584,585	594,317
Accrued liabilities	631,582	518,295
Loan from third parties	3,648,018	3,625,069
Total current liabilities	58,418,760	38,567,258

TOTAL LIABILITIES	58,418,760	38,567,258

STOCKHOLDERS'S EQUITY
Common Stock, .001 par value, 100,000,000 shares authorized, 10,050,418 shares issued and outstanding, respectively	10,050	10,050
Additional paid-in capital	3,315,227	3,194,658
Statutory reserve	1,475,198	1,475,198
Accumulated other comprehensive income	4,479,394	4,119,896
Retained earnings	51,393,603	48,688,049
TOTAL STOCKHOLDERS' EQUITY	60,673,472	57,487,851

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$119,092,232	$96,055,109

LONGHAI STEEL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2012	2011
Revenue	$135,779,136	$126,315,862
From unrelated party	134,192,109	124,465,915
From related party	1,587,027	1,849,947
Cost of revenue	(130,225,809)	(122,369,415)

Gross profit	5,553,327	3,946,447

General and administrative expenses	(551,960)	(789,409)
Selling expense	(266,104)	(5,558)
Shut down expense	(500,758)	-

Income from operations	4,234,502	3,151,480

Interest income	2,049	1,549
Interest expense	(563,171)	(572,380)
Other expenses	(21,462)	(6,843)

Total other income and expenses	(582,584)	(577,674)

Income before income taxes	3,651,920	2,573,806
Income tax expense	(946,366)	(660,137)

Net income	$2,705,554	$1,913,669

Earnings per share - basic	$0.27	$0.19
Earnings per share - diluted	$0.26	$0.19

Weighted average shares outstanding - basic	10,050,418	10,000,000
Weighted average shares outstanding - diluted	10,266,609	10,000,000
Comprehensive Income
Net income	$2,705,554	$1,913,669
Other comprehensive income	359,498	288,656

Comprehensive income	$3,065,052	$2,202,325

LONGHAI STEEL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$2,705,554	$1,913,669
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	822,834	782,813
Deferred tax assets / liabilities	(44,082)	(71,078)
Amortization of intangible assets	1,029	-
Stock option expenses	120,569	62,281
Changes in operating assets and liabilities:
Accounts receivable	(41,206)	911,601
Inventory	(25,097,991)	(13,667,935)
Advance to suppliers	(16,481,050)	9,729,725
Prepaid expenses and other current assets	(587,124)	(1,839,241)
Tax receivable	(1,756,611)	254,865
Due to / from related parties	27,448,029	(876,783)
Accounts payable	562,034	13,440,013
Accrued liabilities	180,276	495,955
Advance from customers	13,260,209	4,359,333
Income tax payable	988,902	(72,103)

CASH PROVIDED BY OPERATING ACTIVITIES	2,081,372	15,423,115

Cash flows from investing activities:
Cash paid for fixed assets purchased by related party	(70,378)	(561,948)
Purchase of notes receivable	(4,732,135)	(14,041,500)
Purchase of property and equipment	(6,499)	(39,410)

CASH USED IN INVESTING ACTIVITIES	(4,809,012)	(14,642,858)

Cash flows from financing activities:
Cash advance from related parties	-	11,688,341
Cash repayment to related parties	-	(12,176,549)
Borrowing from third party	4,706,917	-

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	4,706,917	(488,208)
Effect of exchange rate changes on cash	4,734	5,765

Net increase in cash and cash equivalents	1,984,011	297,814

Cash and cash equivalents, beginning balance	2,765,153	293,445

Cash and cash equivalents, ending balance	$4,749,164	$591,259

SUPPLEMENTARY DISCLOSURE:
Interest paid	$565,017	$572,391

Income tax paid	$-	$805,434

Contacts:

Longhai Steel Inc.
Steven Ross (English)
Phone: 949-720-1265
Email: sross@longhaisteelinc.com

Cindy Han (English and Chinese)
Phone: 86-139-3099-8773
Email: dhan2625@163.com

MZ Group – North America
Derek Gradwell, SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us

MZ Group – North America
Scott Powell, Senior Vice President
Tel: +1-212-301-7130
Email: scott.powell@mzgroup.us